COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS GROWTH AND INCOME FUND, INC. AND THE
STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX




           DREYFUS           STANDARD
          GROWTH AND       & POOR'S 500
 PERIOD     INCOME        COMPOSITE STOCK
          FUND, INC.       PRICE INDEX *

12/31/91       10,000               10,000
10/31/92       11,257               10,281
10/31/93       13,986               11,814
10/31/94       13,993               12,270
10/31/95       15,836               15,510
10/31/96       18,910               19,245
10/31/97       21,362               25,423
10/31/98       22,906               31,019
10/31/99       27,439               38,979

Source: Lipper Analytical Services, Inc.